Exhibit 99.1

For Immediate Release

Corel Obtains Commitment for Equity Financing

Ottawa, Canada - September 19, 2000 - Corel Corporation (NASDAQ: CORL, TSE: COR) today announced it has entered into a share purchase agreement with an institutional investor. Subject to the terms and conditions of this agreement, Corel may issue and sell to the investor up to 14,690,000 shares in periodic draw down periods over 24 months, if all associated warrants are exercised.

The availability of the financing is subject to a number of conditions, including there having occurred no adverse effect on the company's business, prospects or financial condition, and the declaration of effectiveness of a resale registration statement to be filed by the company with the Securities and Exchange Commission and stock exchange approval. The issuance to the institutional investor of the common shares will not be registered under the United States Securities Act of 1933 or under Canadian securities laws, and the common shares may not be re-offered or re-sold by the institutional investor in the United States or Canada without registration or a prospectus or the availability of an applicable exemption from the registration or prospectus requirements under such laws.

"We are pleased to establish this financing arrangement," said John Blaine, chief financial officer at Corel Corporation. "We expect that it will give us the flexibility to pursue our strategic goals. This transaction is an important part of the solid foundation we are building to support the company's long-term growth."

"Today we are announcing the next important step in our plan to turn the company around," said Derek J. Burney, interim president and CEO of Corel Corporation. "We have identified the elements of our cost-restructuring plan and are implementing the changes necessary to bring our costs in line with expected achievable revenues. We have now obtained a commitment for equity financing that, when the conditions to its operation have been satisfied, we expect will permit us to supplement our cash reserves and invest in future strategic opportunities. We're making progress on the third step in our plan - the realignment of our organizational structure - and we'll announce details relating to this initiative by the end of September."

Under the terms of this equity line agreement, Corel is not obligated to make draw down requests. However, should Corel submit a draw down notice, it has the opportunity to set a threshold price below which it is not obligated to sell its stock. The number of shares issued in each draw down period by Corel is based on the average trading price of the company's common shares during the applicable period and the total proceeds required by the company. The investor is entitled to purchase the shares at 95 per cent of the weighted average daily price, provided that price exceeds the threshold price established by Corel. At each draw down, the investor will also receive warrants for up to 25 per cent of the shares purchased on that draw down, exercisable for a period of 35 days at the weighted average of the prices paid on that draw down. Under the terms of the agreement, the company may enter into other types of financing transactions that are not based on an equity line structure.

As part of the transaction, the investor will receive 169,500 warrants initially and a further 169,500 warrants on a pro-rata basis as the facility is drawn down. Each warrant entitles the holder to purchase common shares during a three-year period following its date of issue at a price based on the trading price of the common shares immediately prior to the date of issue of the warrants. In addition, Corel will issue 226,000 warrants under the same terms to Whale Securities Co., L.P., who acted as finders for this transaction.

Corel Corporation

Corel Corporation is an internationally recognized developer of award-winning business productivity, graphics and operating system solutions on the Windows®, Linux®, UNIX®, Macintosh® and Java&trade platforms. Corel also develops market-leading, Web-based solutions including applications, contents, e-commerce and online services. For access to these services and more information go to www.corel.com or www.corelcity.com. Corel is headquartered in Ottawa, Canada. Corel's common stock trades on the NASDAQ Stock Market under the symbol CORL and on the Toronto Stock Exchange under the symbol COR.

This press release does not constitute an offer of any securities for sale.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will differ due to factors such as shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to Corel's most recent reports filed with the Securities and Exchange Commission.

Corel and the Go further logo are trademarks or registered trademarks of Corel Corporation or Corel Corporation Limited. Linux is a registered trademark of Linus Torvalds. All other products, fonts, company names and logos are trademarks or registered trademarks of their respective owners.

Corel Press Contacts:

Anne Vis (Canada)

(613) 728-0826 ext. 5182

annev@corel.com

Louise Hanlon (US)

(613) 728-0826 ext. 5288

louiseh@corel.com

John Hladkowicz (Investor Relations)

(613) 728-0826 ext. 1194

johnh@corel.com